  Exhibit 99.1
FitLife Brands Announces Second Quarter 2020 Results

OMAHA, NE – August 13, 2020 -- FitLife Brands, Inc. (“FitLife” or the “Company”) (OTC Pink: FTLF), an international provider of innovative and proprietary nutritional supplements for health-conscious consumers marketed under the brand names NDS Nutrition™, PMD®, SirenLabs®, CoreActive®, Metis Nutrition™, iSatori™, Energize, and BioGenetic Laboratories, today announced results for the three and six months ended June 30, 2020.

Highlights for the second quarter ended June 30, 2020 include:

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Total revenue decreased 40.7% to $2.7 million driven by the impact of COVID-19 on foot traffic in our wholesale partners’ retail locations and reduced shipments to GNC in anticipation of its bankruptcy filing.
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Direct-to-consumer online sales increased to 41% of total revenue, compared to 13% in the same quarter last year.
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Gross profit declined 28.9% to $1.3 million.
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Gross margin increased to 48.1% compared to 40.1% in the same quarter last year.
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During the second quarter, the Company wrote off $354,000 of receivables related to the GNC bankruptcy.
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The Company generated a net loss of ($0.1) million compared to net income of $0.5 million during the same quarter last year.
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Adjusted net income, excluding the write-off of the GNC receivables, was $0.3 million.

For the second quarter ended June 30, 2020, total revenue was $2.7 million compared to $4.6 million in the same quarter last year, a decrease of 40.7%. The decrease was primarily attributable to the impact of the COVID-19 pandemic as well as a reduction in shipments to GNC in anticipation of its bankruptcy filing, partially offset by continued growth in our online direct-to-consumer business. For the second quarter of 2020, online sales accounted for approximately 41% of the Company’s revenue, compared to 13% during the second quarter of 2019.

Gross profit declined to $1.3 million, a decrease of 28.9% from the second quarter of 2019. Gross margin improved from 40.1% to 48.1% over the same time period. The improvement in gross margin was driven by a greater proportion of higher-margin online revenue relative to wholesale revenue.

During the quarter, total operating expenses increased 1.5%. Excluding the $354,000 of receivables written off through bad debt expense related to the GNC bankruptcy, total operating expense declined 23.1% during the quarter.

Net income for the second quarter of 2020 was ($0.1) million compared to net income of $0.5 million during the same quarter in 2019. The Company delivered a basic and fully diluted loss per share of ($0.09) for the second quarter of 2020, compared to $0.51 of basic earnings per share and $0.43 of diluted earnings per share in the same quarter last year. Despite the revenue decline during the quarter, adjusted net income excluding the effect of the write-off of the GNC receivables was $0.3 million.

Revenue trends during the quarter

Retail sales of the Company’s products through GNC franchise locations experienced a year-over-year decline of 50-55% during late March and early April, before beginning a steady recovery. By late May, retail sales of the Company’s products had returned to experiencing low single-digit percentage growth on a year-over-year basis, which growth continued through the end of the quarter. The Company’s wholesale revenue increased sequentially each month throughout the quarter as well.

GNC Bankruptcy

The Company’s largest customer, GNC, filed for Chapter 11 bankruptcy protection on June 23, 2020. At the time of the filing, GNC owed the Company approximately $1.2 million.

Under US bankruptcy law, payment for product received by a customer in the 20 days preceding a bankruptcy filing is eligible for a priority administrative claim under Section 503(b)(9) of the US Bankruptcy Code. Generally, as long as the debtor company successfully emerges from Chapter 11, those claims are paid in full at the time the debtor emerges from bankruptcy. Claims associated with product received more than 20 days pre-petition are typically considered general unsecured claims and are subject to impairment through the bankruptcy process.

The majority of the Company’s receivables from GNC as of the petition date relate to product that was delivered in the 20 days leading up to the bankruptcy filing. As a result, the Company expects to be paid in full for those claims upon GNC’s emergence from bankruptcy, which is currently estimated to occur within the next two months.

However, approximately $354,000 of the Company’s receivables relate to product delivered to GNC more than 20 days pre-petition and is therefore subject to impairment. While a partial recovery on such receivables is possible, the Company elected to write off the full amount of those receivables during the quarter ended June 30, 2020.

Subsequent to the GNC bankruptcy filing, the Company made the decision to continue to sell product to GNC on terms more favorable to the Company. Payment for all post-petition orders is paid in the ordinary course of business and is not subject to the bankruptcy process.

Almost all of the Company’s revenue from GNC relates to product sold in GNC franchise locations. As part of the bankruptcy process, GNC has announced plans to close a significant number of its corporate stores. While a small number of franchisees have also elected to close their stores as part of the bankruptcy process, the Company believes that the closure of a significant number of corporate locations may drive increased traffic to the remaining franchise locations, benefitting our franchise-exclusive brands.

Preliminary Report on Third Quarter

Given the rapidly changing retail environment, the Company understands the importance of transparency to its shareholders and other stakeholders. Therefore, as it has done in the past, the Company provides the following information, not subject to any procedures by our Independent Registered Public Accounting Firm, regarding its performance and position as of August 12, 2020.

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Revenue for the month of July 2020 was among the strongest of any months in the Company’s history and was roughly equivalent to the total revenue generated by the Company in all of the second quarter ended June 30, 2020.
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For the quarter to date, the Company has generated revenue of $3.7 million, an increase of 64% over the same period in the third quarter of 2019. A significant part of this growth relates to a restocking of our products with GNC subsequent to its bankruptcy filing, and the Company anticipates that this pace of revenue growth will not continue through the remainder of this quarter
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We continue to see increasing demand for our products from end consumers both in-store and online.
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Retail sales of the Company’s products in GNC franchise locations for the quarter to date continue to experience low single-digit percentage growth on a year-over-year basis.
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The Company’s online direct-to-consumer business continues to experience roughly 100% growth on a year-over-year basis.
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Total cash on hand is $2.7 million.
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Total accounts receivable outstanding is $3.1 million, of which $2.2 million is expected to be collected before the end of August.
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The Company’s $2.5 million line of credit, which was amended on August 4, 2020 to extend the maturity date until September 23, 2021, remains undrawn.
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The Company’s only outstanding debt is its PPP loan, and the Company intends to apply for forgiveness of the loan as soon as permissible.

Dayton Judd, the Company’s Chairman and CEO, commented “The second quarter was particularly challenging for the Company, given the effects of the COVID-19 pandemic and the bankruptcy filing of GNC, our largest customer. However, going forward, a restructured GNC will be a better customer for the Company for a number of reasons. While we continue to navigate the effects of both COVID-19 and the GNC bankruptcy, I am very pleased with the performance of our team, our brands, and our Company, and I am optimistic about the Company’s direction and performance going forward.”

About FitLife Brands
FitLife Brands is a developer and marketer of innovative and proprietary nutritional supplements for health-conscious consumers. FitLife markets over 80 different dietary supplements to promote sports nutrition, improved performance, weight loss and general health primarily through domestic and international GNC® franchise locations as well as through more than 25,000 additional domestic retail locations and, increasingly, online. FitLife is headquartered in Omaha, Nebraska. For more information please visit our new website at www.fitlifebrands.com.

Forward-Looking Statements
Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to, the ability to of the Company to continue to grow revenue, and the Company's ability to continue to achieve positive cash flow given the Company's existing and anticipated operating and other costs. Many of these risks and uncertainties are beyond the Company's control. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission including its reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.